Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Quarter Earnings of $3.3 Million
And Quarterly Cash Dividend of $0.10 Per Share

•
Net income for the three months ended June 30, 2017 totaled $3.3 million, or $0.40 per diluted share, compared with $700 thousand, or $0.08 per diluted share, for the same period in 2016. Net income for the six months ended June 30, 2017 totaled $5.3 million, or $0.65 per diluted share, compared with $3.3 million, or $0.40 per diluted share, for the same period in 2016.

•
Gross loans outstanding at June 30, 2017, excluding loans held for sale, totaled $934.4 million, an increase of $51.0 million, or 11.6% on an annualized basis, compared with the balance of $883.4 million at December 31, 2016. In a year-over-year comparison, gross loans outstanding at June 30, 2017 increased 12.3% over June 30, 2016.

•	Deposits totaled $1.20 billion at June 30, 2017 and grew at a 7.6% annualized basis compared with the $1.15 billion balance at December 31, 2016.

•
Net interest income for the three months ended June 30, 2017 totaled $10.7 million, an increase of 19.7% over the three months ended June 30, 2016, of $9.0 million, with net interest margin, on a taxable-equivalent basis, increasing from 3.15% to 3.35% for the respective periods. Net interest income totaled $21.0 million for the six months ended June 30, 2017, a 19.1% increase compared with $17.6 million for the six months ended June 30, 2016. Net interest margin, on a taxable-equivalent basis, increased from 3.11% in 2016 to 3.35% in 2017 for the respective periods.

•
The Board of Directors declared a cash dividend of $0.10 per common share, payable August 15, 2017, to shareholders of record as of August 8, 2017, an increase of 11.1% over the dividend declared in the third quarter of 2016.

SHIPPENSBURG, PA (July 26, 2017) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and six months ended June 30, 2017. Net income totaled $3.3 million for the three months ended June 30, 2017, compared with $700 thousand for the same period in 2016. For the six months ended June 30, 2017, net income totaled $5.3 million, compared with $3.3 million for the same period in 2016. Diluted earnings per share totaled $0.40 and $0.65 for the three and six months ended June 30, 2017, respectively, compared with $0.08 and $0.40 for the same 2016 periods. Earnings in 2017 continued to reflect increased interest income from expanding loan and investment portfolios.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, “Our sustained focus on the client experience and growing our team of talented bankers has continued the momentum of our expansion efforts, resulting in double digit annualized loan growth year-to-date. We believe that demand for our community banking model remains strong and we will continue to execute our strategic growth plan.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $10.7 million for the three months ended June 30, 2017, a 19.7% increase compared with the same period in 2016. For the six months ended June 30, 2017, net interest income totaled $21.0 million, a 19.1% increase compared with the six months ended June 30, 2016. Net interest margin on a taxable-equivalent basis totaled 3.35% for both the three and six months ended June 30, 2017, compared with 3.15% and 3.11% for the same periods in 2016. In the second quarter of 2017, the net interest margin of 3.35% matched the first quarter of 2017 as increased yields on interest-earning assets were offset by increases in costs of interest-bearing liabilities.

As had been experienced in the first quarter of 2017, increased yields on loans and investments reflected a higher interest rate environment in 2017. Additionally, tax-exempt securities were added to the portfolio in late 2016 and early 2017 with taxable-equivalent yields higher than the portfolio average. The cost of interest-bearing liabilities has increased at a slower pace than the yields earned on interest-earning assets in 2017, as the market was initially slow to respond to interest rate changes.

Provision for Loan Losses

The Company recorded a $100 thousand provision for loan losses for the three and six months ended June 30, 2017 compared with no provision expense for the same periods in 2016. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Favorable historical charge-off data combined with continued stable economic and market conditions resulted in the determination that a modest provision for loan losses in the second quarter of 2017 was required to offset net charge-offs and for loan growth experienced.

While asset quality metrics have improved throughout 2016 and 2017, as noted below, the growth the Company has experienced in its loan portfolio is one factor that may result in the need for additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the three months ended June 30, 2017, excluding securities gains, totaled $5.0 million compared with $4.5 million in the prior year period. For the six months ended June 30, 2017, noninterest income, excluding securities gains, totaled $9.3 million, a $519 thousand increase, or 5.9%, compared to the six months ended June 30, 2016.

Trust, investment management and brokerage income increased $376 thousand and $504 thousand in comparing the three and six month periods ended June 30 from 2016 to 2017. Approximately half of those increases are attributable to activity at Wheatland Advisors, Inc., which was acquired in December 2016. Trust department fees principally account for the remaining increases as additional revenues have been generated from favorable market conditions and the addition of an office in Berks County, Pennsylvania.

Mortgage banking income increased $86 thousand in comparing the second quarter of 2017 with 2016, but decreased $53 thousand in comparing the six months ended June 30, 2017 with 2016. The comparisons reflect some seasonality in mortgage production normally experienced in the second quarter over the first quarter, but also decreased refinance activity as interest rates have increased, some slight compression in margins, as well as the effect of retaining a portion of mortgage production for the loan portfolio in 2017 over 2016.

Investment securities gains totaled $654 thousand and $657 thousand for the three and six months ended June 30, 2017, compared with $0 and $1.4 million for the same periods in 2016, as market conditions presented opportunities to act on asset/liability management strategies and interest rate conditions to accelerate earnings on securities through gains, while also meeting the funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $12.4 million and $24.6 million for the three and six months ended June 30, 2017, compared with $12.6 million and $23.7 million for the corresponding prior year periods.

The principal drivers of increased expense items when comparing 2017 with 2016 were salaries and employee benefits and occupancy, furniture and equipment. As noted in the past few quarters, these increases include previously disclosed market expansion actions by the Company as it has added new, primarily customer-facing, employees and facilities, principally in Berks, Cumberland, Dauphin and Lancaster counties.

Salaries and employee benefits totaled $7.4 million and $14.8 million for the three and six months ended June 30, 2017, compared with $6.3 million and $12.5 million for the same periods in 2016. Higher expenses in 2017 were incurred for the aforementioned additional employees, merit increases and increased incentive compensation, increased health care costs and incremental expense for additional share-based awards granted in 2017.

In the second quarter of 2016, a reserve of $1.0 million was established for a matter which was resolved in the third quarter of 2016 with the Company's agreement to pay a civil money penalty in that amount to the Securities and Exchange Commission to settle administrative proceedings.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2017 and 2016.

Income Taxes

Income tax expense totaled $516 thousand and $940 thousand for the three and six months ended June 30, 2017, compared with $252 thousand and $866 thousand for the same periods in 2016. The Company’s effective tax rate is significantly less than the 34.0% federal statutory rate principally due to tax-exempt income, including interest earned on tax-exempt loans and securities and earnings on the cash value of life insurance policies. The effective tax rate for the six months ended June 30, 2017 was 15.0%, compared with 21.0% for the six months ended June 30, 2016. The lower effective tax rate for the first half of 2017 compared with 2016 is primarily the result of a larger percentage of tax-exempt income to total income and additional tax credits in 2017, coupled with a larger percentage of non-tax deductible expenses in 2016. In addition, the estimated annual effective tax rate in the first half of 2016 was based on a federal statutory rate of 35%. In the third quarter of 2016, the Company reassessed its estimated annual effective tax rate and changed the base federal statutory rate to 34% in expectation that the Company would not be in the higher tax bracket.

FINANCIAL CONDITION

Assets totaled $1.47 billion at June 30, 2017, an increase of $60.4 million from $1.41 billion at December 31, 2016 and of $163.6 million from $1.31 billion at June 30, 2016. Loans, which are summarized below, were the principal driver for the growth in total assets at June 30, 2017 from December 31, 2016 and June 30, 2016. In the June 30 year-over-year comparison, securities available for sale were also a principal growth component, increasing 23.8%, from $324.5 million in 2016 to $401.9 million in 2017. Deposit growth of $43.5 million in the first half of 2017 was the primary source of funding for growth in loans in the period. Year-over-year growth in securities and loans was primarily funded by deposit growth of $108.0 million, coupled with an overall increase in borrowings of $46.8 million and a reduction in cash balances of $25.6 million.

Gross loans, excluding those held for sale, totaled $934.4 million at June 30, 2017, increasing $51.0 million, or 5.8% (11.6% annualized), from $883.4 million at December 31, 2016. In comparison with June 30, 2016’s loan balance of $831.9 million, loans increased $102.4 million, or 12.3%.

The following table presents loan balances, by loan class within segments, at June 30, 2017, December 31, 2016 and June 30, 2016.

(Dollars in thousands)	June 30, 2017	December 31, 2016	June 30, 2016

Commercial real estate:
Owner occupied	$116,419	$112,295	$106,649
Non-owner occupied	217,070	206,358	190,558
Multi-family	48,637	47,681	38,957
Non-owner occupied residential	68,621	62,533	56,100
Acquisition and development:
1-4 family residential construction	8,036	4,663	6,714
Commercial and land development	28,481	26,085	24,748
Commercial and industrial	97,913	88,465	82,616
Municipal	51,381	53,741	61,568
Residential mortgage:
First lien	150,173	139,851	129,577
Home equity – term	13,019	14,248	16,216
Home equity – lines of credit	127,262	120,353	110,908
Installment and other loans	7,370	7,118	7,322
	$934,382	$883,391	$831,933

Growth was experienced in nearly all loan segments from December 31, 2016 to June 30, 2017, with the largest dollar increase in the commercial real estate segment, which grew by $21.9 million (10.3% annualized), representing 42.9% of the portfolio growth for the period. The residential mortgage segment also showed substantial growth of $16.0 million (11.8% annualized) during this period. The Company continues to grow in both core markets and new markets through expansion of its sales force and by capitalizing on market disruption caused by the acquisition of some of our competitors by larger institutions.

Total deposits grew 3.8% (7.6% annualized) from $1.15 billion at December 31, 2016 to $1.20 billion at June 30, 2017, and increased 9.9% in comparison with $1.09 billion at June 30, 2016, due principally to growth in interest-bearing accounts. The Company continues to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force.

Shareholders’ Equity

Shareholders’ equity totaled $143.3 million at June 30, 2017, an increase of $8.4 million, or 6.2%, from $134.9 million at December 31, 2016. This increase was principally the result of net income totaling $5.3 million for the six months ended June 30, 2017 coupled with a $4.0 million increase in accumulated other comprehensive income (loss), net of tax, and offset by dividends declared on common stock during the first half of 2017.

Asset Quality

The allowance for loan losses balance totaled $12.8 million at June 30, 2017 and December 31, 2016, compared with $13.4 million at June 30, 2016. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.36% as of June 30, 2017. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a relatively stable allowance for loan losses balance is adequate even as the loan portfolio has been increasing.

Asset quality metrics have continued to improve throughout 2016 and 2017.

Nonperforming and other risk assets, defined as nonaccrual loans, restructured loans still accruing, loans past due 90 days or more and still accruing, and other real estate owned totaled $7.4 million at June 30, 2017, a decrease of $943 thousand, or 11.3%, from $8.3 million at December 31, 2016 and $8.3 million, or 52.9%, from $15.7 million at June 30, 2016. Nonaccrual loans decreased $8.9 million from June 30, 2016 to June 30, 2017.

The allowance for loan losses to nonperforming loans totaled 247.1% at June 30, 2017 compared with 181.4% at December 31, 2016, and 95.4% at June 30, 2016, reflecting the decrease in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing totaled 200.4% at June 30, 2017, compared with 160.2% at December 31, 2016 and 89.6% at June 30, 2016.

Classified loans, or loans rated substandard, doubtful or loss, totaled $21.0 million at June 30, 2017, or approximately 2.2% of total loans, compared with $22.9 million (2.6%) at December 31, 2016 and $20.7 million (2.5%) at June 30, 2016.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016

Net income	$3,308	$678	$5,310	$3,258
Diluted earnings per share	$0.40	$0.08	$0.65	$0.40
Dividends per share	$0.10	$0.09	$0.20	$0.17
Return on average assets	0.90%	0.21%	0.74%	0.50%
Return on average equity	9.49%	1.97%	7.78%	4.78%
Net interest income	$10,718	$8,951	$20,955	$17,601
Net interest margin	3.35%	3.15%	3.35%	3.11%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2017	2016	2016

Assets	$1,474,930	$1,414,504	$1,311,353
Loans, gross	934,382	883,391	831,933
Allowance for loan losses	(12,751)	(12,775)	(13,440)
Deposits	1,195,936	1,152,452	1,087,969
Shareholders' equity	143,263	134,859	141,039
Book value per share	17.17	16.28	17.04

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2017	2016	2016
Assets
Cash and cash equivalents	$38,012	$30,273	$63,649
Securities available for sale	401,904	400,154	324,540

Loans held for sale	5,182	2,768	6,627

Loans	934,382	883,391	831,933
Less: Allowance for loan losses	(12,751)	(12,775)	(13,440)
Net loans	921,631	870,616	818,493

Premises and equipment, net	35,036	34,871	31,379
Other assets	73,165	75,822	66,665
Total assets	$1,474,930	$1,414,504	$1,311,353

Liabilities
Deposits:
Noninterest-bearing	$157,703	$150,747	$147,680
Interest-bearing	1,038,233	1,001,705	940,289
Total deposits	1,195,936	1,152,452	1,087,969
Borrowings	114,553	112,027	67,724
Accrued interest and other liabilities	21,178	15,166	14,621
Total liabilities	1,331,667	1,279,645	1,170,314

Shareholders' Equity
Common stock	435	437	437
Additional paid - in capital	124,727	124,935	124,807
Retained earnings	15,324	11,669	9,787
Accumulated other comprehensive income (loss)	2,857	(1,165)	7,421
Treasury stock	(80)	(1,017)	(1,413)
Total shareholders' equity	143,263	134,859	141,039
Total liabilities and shareholders' equity	$1,474,930	$1,414,504	$1,311,353

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except share data)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$9,851	$8,384	$19,055	$16,375
Interest and dividends on investment securities	2,617	1,888	5,243	3,858
Total interest and dividend income	12,468	10,272	24,298	20,233
Interest expense
Interest on deposits	1,484	1,191	2,810	2,330
Interest on borrowings	266	130	533	302
Total interest expense	1,750	1,321	3,343	2,632
Net interest income	10,718	8,951	20,955	17,601
Provision for loan losses	100	0	100	0
Net interest income after provision for loan losses	10,618	8,951	20,855	17,601

Noninterest income
Service charges on deposit accounts	1,429	1,372	2,787	2,675
Trust, investment management and brokerage income	2,141	1,765	4,054	3,550
Mortgage banking activities	813	727	1,316	1,369
Other income	586	673	1,144	1,188
Investment securities gains	654	0	657	1,420
Total noninterest income	5,623	4,537	9,958	10,202

Noninterest expenses
Salaries and employee benefits	7,422	6,312	14,822	12,495
Occupancy, furniture and equipment	1,531	1,340	3,024	2,652
Data processing	664	519	1,175	1,154
Advertising and bank promotions	391	355	778	811
FDIC insurance	178	223	315	455
Professional services	485	570	993	1,090
Collection and problem loan	3	96	78	148
Real estate owned	(12)	58	8	101
Taxes other than income	220	253	448	408
Regulatory settlement	0	1,000	0	1,000
Other operating expenses	1,535	1,832	2,922	3,365
Total noninterest expenses	12,417	12,558	24,563	23,679
Income before income tax	3,824	930	6,250	4,124
Income tax expense	516	252	940	866
Net income	$3,308	$678	$5,310	$3,258

Per share information:
Basic earnings per share	$0.41	$0.08	$0.66	$0.40
Diluted earnings per share	0.40	0.08	0.65	0.40
Dividends per share	0.10	0.09	0.20	0.17
Diluted weighted-average shares of common stock outstanding	8,207,689	8,136,003	8,202,935	8,137,537

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2017			June 30, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$12,380	$46	1.49%	$50,491	$79	0.63%
Securities	416,823	2,986	2.87	330,973	2,046	2.49
Loans	928,739	10,065	4.35	824,004	8,652	4.22
Total interest-earning assets	1,357,942	13,097	3.87	1,205,468	10,777	3.60
Other assets	109,793			98,376
Total	$1,467,735			$1,303,844
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$641,111	$474	0.30	$542,075	$282	0.21
Savings deposits	96,261	38	0.16	91,341	36	0.16
Time deposits	303,473	972	1.28	300,244	873	1.17
Short-term borrowings	99,983	189	0.76	47,810	25	0.21
Long-term debt	10,634	77	2.90	24,378	105	1.73
Total interest-bearing liabilities	1,151,462	1,750	0.61	1,005,848	1,321	0.53
Noninterest-bearing demand deposits	161,236			146,233
Other	15,205			13,364
Total Liabilities	1,327,903			1,165,445
Shareholders' Equity	139,832			138,399
Total	$1,467,735			$1,303,844
Taxable-equivalent net interest income / net interest spread		11,347	3.26%		9,456	3.07%
Taxable-equivalent net interest margin			3.35%			3.15%
Taxable-equivalent adjustment		(629)			(505)
Net interest income		$10,718			$8,951

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate in 2017 and a 35% tax rate in 2016.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2017			June 30, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$8,981	$64	1.44%	$46,867	$144	0.62%
Securities	416,087	5,996	2.91	347,294	4,189	2.43
Loans	912,127	19,487	4.31	809,894	16,914	4.20
Total interest-earning assets	1,337,195	25,547	3.85	1,204,055	21,247	3.55
Other assets	108,696			96,334
Total	$1,445,891			$1,300,389
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$625,170	$837	0.27	$531,757	$532	0.20
Savings deposits	94,795	74	0.16	89,522	71	0.16
Time deposits	300,117	1,899	1.28	302,523	1,727	1.15
Short-term borrowings	102,303	361	0.71	62,076	91	0.29
Long-term debt	16,017	172	2.17	24,419	211	1.74
Total interest-bearing liabilities	1,138,402	3,343	0.59	1,010,297	2,632	0.52
Noninterest-bearing demand deposits	154,904			139,723
Other	14,900			13,286
Total Liabilities	1,308,206			1,163,306
Shareholders' Equity	137,685			137,083
Total	$1,445,891			$1,300,389
Taxable-equivalent net interest income / net interest spread		22,204	3.26%		18,615	3.03%
Taxable-equivalent net interest margin			3.35%			3.11%
Taxable-equivalent adjustment		(1,249)			(1,014)
Net interest income		$20,955			$17,601

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate in 2017 and a 35% tax rate in 2016.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2017	2017	2016	2016

Nonaccrual loans (cash basis)	$5,160	$6,379	$7,043	$14,092
Other real estate (OREO)	1,012	1,019	346	651
Total nonperforming assets	6,172	7,398	7,389	14,743
Restructured loans still accruing	1,204	921	930	907
Loans past due 90 days or more and still accruing	0	0	0	0
Total nonperforming and other risk assets	$7,376	$8,319	$8,319	$15,650

Loans 30-89 days past due	$1,069	$1,315	$1,218	$1,051

Asset quality ratios:
Total nonperforming loans to total loans	0.55%	0.71%	0.80%	1.69%
Total nonperforming assets to total assets	0.42%	0.51%	0.52%	1.12%
Total nonperforming assets to total loans and OREO	0.66%	0.82%	0.84%	1.77%
Total risk assets to total loans and OREO	0.79%	0.92%	0.94%	1.88%
Total risk assets to total assets	0.50%	0.57%	0.59%	1.19%

Allowance for loan losses to total loans	1.36%	1.41%	1.45%	1.62%
Allowance for loan losses to nonperforming loans	247.11%	198.59%	181.39%	95.37%
Allowance for loan losses to nonperforming and restructured loans still accruing	200.36%	173.53%	160.23%	89.61%

ORRSTOWN FINANCIAL SERVICES, INC.
Allowance for Loan Losses Activity (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2017	2016	2017	2016

Balance, beginning of period	$12,668	$13,347	$12,775	$13,568
Provision for loan losses	100	0	100	0
Recoveries	61	247	83	355
Charge-offs	(78)	(154)	(207)	(483)
Balance, end of period	$12,751	$13,440	$12,751	$13,440

About the Company

With approximately $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue expansion of our community banking model into Dauphin, Lancaster and Berks counties and fill a void created in the community banking space from the disruption caused by the acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion east into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarter ended March 31, 2017, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####